Exhibit 99.1

Date: October 18, 2007

Covidien Announces Pricing of $2.75 Billion Fixed Rate Senior Notes Offering

PEMBROKE, Bermuda – Covidien Ltd. (NYSE: COV; BSX: COV) today announced that its wholly-owned subsidiary, Covidien International Finance S.A. (CIFSA), has priced an offering of $2.75 billion aggregate principal amount of fixed rate senior notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (the “Securities Act”) and to non-U.S. persons in reliance on Regulation S under the Securities Act.

The $250,000,000 Notes due 2010 will be issued at a price of 99.892%, plus accrued interest, and will bear interest at a rate of 5.15% per year, payable semi-annually; the $500,000,000 Notes due 2012 will be issued at a price of 99.864%, plus accrued interest, and will bear interest at a rate of 5.45% per year, payable semi-annually; the $1,150,000,000 Notes due 2017 will be issued at a price of 99.927%, plus accrued interest, and will bear interest at a rate of 6.00% per year, payable semi-annually; and the $850,000,000 Notes due 2037 will be issued at a price of 99.560%, plus accrued interest, and will bear interest at a rate of 6.55% per year, payable semi-annually.

The notes will be CIFSA’s senior unsecured obligations and will rank equally in right of payment with all of its existing and future senior debt, and senior to any subordinated indebtedness that CIFSA may incur. These notes are fully and unconditionally guaranteed on a senior unsecured basis by Covidien Ltd.

The transaction is expected to settle on October 22, 2007.

Covidien intends to use the net proceeds of this offering to repay a portion of its borrowings under its unsecured bridge loan facilities, of which $3.201 billion is currently drawn.

The notes will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

CONTACTS:
Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Wayde McMillan
Director	Director
Financial Communications	Investor Relations
508-452-4372	508-452-4387
bruce.farmer@covidien.com	wayde.mcmillan@covidien.com